EXHIBIT 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
844-403-2755	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Reports Strong Second Quarter 2014 Results

o	Net income of $15.3 million or $0.68 per diluted share
o	Adjusted net income of $17.1 million or $0.77 per diluted share
o	Net sales of $321.1 million, compared to $233.8 million in Q2‘13
o	Record total gallons sold at 132.2 million gallons, compared to 101.2 million in Q2‘13
o	Adjusted EBITDA of $27.8 million, compared to $6.6 million in Q2‘13
o	Cash of $25.9 million at June 30, 2014 and $48.0 million at July 29, 2014
o	Eliminated all parent company debt and reduced consolidated plant debt by $30.7 million to $17.0 million

Sacramento, CA, July 30, 2014 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading producer and marketer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and six-months ended June 30, 2014.

Neil Koehler, the company’s president and CEO, stated: “Our strong second quarter results reflect favorable market conditions and our on-going initiatives to improve plant efficiencies. We repositioned our company for profitable growth in the past few years by reacquiring and maintaining our production assets while improving our balance sheet. Going forward, we will focus on leveraging our production and marketing advantages to further increase profitability and expand our share of the growing market for low-carbon renewable fuels.”

Financial Results for the Three Months Ended June 30, 2014

Net sales were $321.1 million, an increase of 37.4%, compared to $233.8 million for the second quarter of 2013. The company’s increase in net sales is attributable to its record total gallons sold resulting from increases in both production and third party gallons.

1

Gross profit was $33.6 million, compared to $7.0 million for the second quarter of 2013. The improvement in gross profit was driven by significantly improved production margins and corn oil production.

Selling, general and administrative (“SG&A”) expenses were $4.3 million, compared to $3.1 million for the second quarter of 2013. The increase in SG&A is primarily due to an increase in compensation costs tied to the company’s continued profitable results and an increase in professional fees from higher corporate activity.

Operating income was $29.3 million, compared to $3.8 million for the second quarter of 2013.

Interest expense, net, was $2.9 million, which included a one-time expense of approximately $0.9 million related to accelerated amortization of deferred financing fees and debt discounts on early retired debt. Interest expense, net, was $4.0 million for the second quarter of 2013.

The company recorded a loss of $2.4 million on the early extinguishment of $14.7 million in debt during the quarter.

Net income available to common stockholders was $15.3 million, or $0.68 per diluted share, which includes an income tax provision of $7.2 million. Net income available to common stockholders for the second quarter of 2013 was $0.7 million, or $0.07 per diluted share.

Adjusted net income, which excludes fair value adjustments and warrant inducements and gain (loss) on extinguishments of debt, was $17.1 million, or $0.77 per diluted share, compared to an adjusted net loss of $0.7 million, or $0.05 per diluted share, for the second quarter of 2013.

Adjusted EBITDA was $27.8 million, compared to $6.6 million for the second quarter of 2013.

2

Cash at June 30, 2014 was $25.9 million, compared to $5.2 million at December 31, 2013. Cash at July 29, 2014 was $48.0 million following $19.7 million of warrant exercises in July.

Bryon McGregor, the company’s CFO, stated: “During the second quarter, we made significant strides in further improving our balance sheet and liquidity to position us for continued growth. We raised net proceeds of approximately $26.0 million through an underwritten public offering, eliminated all indebtedness at the parent company level and we reduced our net consolidated plant term debt to $17.0 million. Since quarter-end, we also raised approximately $19.7 million from the exercise of warrants, leaving us with warrants outstanding to purchase only 1.6 million shares of common stock. This drop in warrants outstanding will reduce GAAP earnings volatility in future quarters.”

Financial Results for the Six Months Ended June 30, 2014

Net sales were $575.7 million, compared to $459.3 million in the same period of 2013.

Net income available to common stockholders was $4.1 million, compared to loss of $5.0 million in the same period of 2013.

Adjusted net income was $41.8 million, or $2.04 per diluted share, compared to an adjusted net loss of $6.6 million, or $0.63 per diluted share, for the same period of 2013.

Adjusted EBITDA was $63.2 million, compared to $6.9 million for the same period of 2013.

Second Quarter 2014 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on July 31, 2014. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 78867900#.

3

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, July 31, 2014 through 11:59 p.m. Eastern Time on Thursday, August 7, 2014. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 78867900#.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted Net Income (Loss) as unaudited earnings before fair value adjustments and warrant inducements and gain (loss) on extinguishments of debt. The company defines Adjusted EBITDA as unaudited earnings before interest, provision for income taxes, depreciation and amortization, fair value adjustments and warrant inducements and noncash gain (loss) on extinguishments of debt. Tables are provided at the end of this release that provide a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to their most directly comparable GAAP measures. Management provides these non-GAAP measures so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted Net Income (Loss) and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted Net Income (Loss) and Adjusted EBITDA have limitations as analytical tools and you should not consider these measures in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain ("WDG"), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 91% ownership interest in PE Op Co., the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. These operating facilities are located in Boardman, Oregon, Burley, Idaho, Stockton, California and Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol's subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol's managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.com.

4

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as leading producer and marketer of low-carbon renewable fuels in the Western United States; the continuation of favorable market conditions; Pacific Ethanol’s focus on leveraging its production and marketing advantages and expanding its market share; and reduced GAAP earnings volatility are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on May 9, 2014.

- Tables Follow -

5

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$321,144	$233,808	$575,687	$459,267
Cost of goods sold	287,568	226,843	503,566	451,456
Gross profit	33,576	6,965	72,121	7,811
Selling, general and administrative expenses	4,315	3,133	7,985	7,138
Income from operations	29,261	3,832	64,136	673
Fair value adjustments and warrant inducements	485	1,437	(35,359)	745
Interest expense, net	(2,886)	(3,972)	(7,237)	(7,453)
Gain (loss) on extinguishments of debt	(2,363)	(39)	(2,363)	778
Other expense, net	(335)	(128)	(562)	(215)
Income (loss) before provision for income taxes	24,162	1,130	18,615	(5,472)
Provision for income taxes	7,196	–	10,466	–
Consolidated net income (loss)	16,966	1,130	8,149	(5,472)
Net (income) loss attributed to noncontrolling interests	(1,394)	(79)	(3,403)	1,069
Net income (loss) attributed to Pacific Ethanol	$15,572	$1,051	$4,746	$(4,403)
Preferred stock dividends	$(315)	$(315)	$(627)	$(627)
Income (loss) available to common stockholders	$15,257	$736	$4,119	$(5,030)
Net income (loss) per share, basic	$0.77	$0.07	$0.23	$(0.48)
Net income (loss) per share, diluted	$0.68	$0.07	$0.20	$(0.48)
Weighted-average shares outstanding, basic	19,903	10,853	18,053	10,462
Weighted-average shares outstanding, diluted	22,276	12,135	20,514	10,462

6

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2014	2013
Current Assets:
Cash and cash equivalents	$25,923	$5,151
Accounts receivable, net	43,063	35,296
Inventories	27,580	23,386
Prepaid inventory	14,814	12,315
Other current assets	1,033	3,229
Total current assets	112,413	79,377
Property and equipment, net	155,528	155,194
Other Assets:
Intangible assets, net	3,023	3,260
Other assets	1,749	3,218
Total other assets	4,772	6,478
Total Assets	$272,713	$241,049

7

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2014	2013
Current Liabilities:
Accounts payable – trade	$16,619	$11,071
Accrued liabilities	10,440	5,851
Current portion – capital leases	4,802	4,830
Current portion – long-term debt	–	750
Other current liabilities	1,419	5,714
Total current liabilities	33,280	28,216

Long-term debt, net of current portion	38,374	98,408
Accrued preferred dividends	2,194	3,657
Capital leases, net of current portion	3,710	6,041
Warrant liabilities at fair value	22,763	8,215
Other liabilities	4,495	1,611
Total Liabilities	104,816	146,148

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2014 and December 31, 2013 Series B: 927 shares issued and outstanding as of June 30, 2014 and December 31, 2013	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 21,235 and 16,126 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	21	16
Additional paid-in capital	687,026	621,557
Accumulated deficit	(528,237)	(532,356)
Total Pacific Ethanol, Inc. Stockholders’ Equity	158,811	89,218
Noncontrolling interests	9,086	5,683
Total Stockholders’ Equity	167,897	94,901
Total Liabilities and Stockholders’ Equity	$272,713	$241,049

8

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2014	2013	2014	2013
Net income (loss) attributed to common shareholders	$15,257	$736	$4,119	$(5,030)
Adjustments:
Fair value adjustments and warrant inducements	(485)	(1,437)	35,359	(745)
Extinguishments of debt	2,363	39	2,363	(778)
Total adjustments	1,878	(1,398)	37,722	(1,523)
Adjusted net income	$17,135	$(662)	$41,841	$(6,553)
Adjusted net income (loss) per share - diluted	$0.77	$(0.05)	$2.04	$(0.63)
Weighted-average shares outstanding, diluted	22,276	12,135	20,514	10,462

________________

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2014	2013	2014	2013
Net income (loss) attributed to Pacific Ethanol	$15,572	$1,051	$4,746	$(4,403)
Adjustments:
Interest expense*	2,551	3,393	6,595	6,125
Provision for income taxes	7,196	–	10,466	–
Extinguishments of debt - noncash	–	1,037	–	1,037
Fair value adjustments and warrant inducements	(485)	(1,437)	35,359	(745)
Depreciation and amortization expense*	2,989	2,529	6,052	4,915
Total adjustments	12,251	5,522	58,472	11,332
Adjusted EBITDA	$27,823	$6,573	$63,218	$6,929

________________

* Adjusted for noncontrolling interests.

9

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2014	2013	2014	2013
Ethanol production gallons sold (in millions)	46.5	36.8	86.3	72.1
Ethanol third party gallons sold (in millions)	85.7	64.4	158.6	129.9
Total ethanol gallons sold (in millions)	132.2	101.2	244.9	202.0

Average ethanol sales price per gallon	$2.78	$2.79	$2.75	$2.69
Average CBOT ethanol price per gallon	$2.25	$2.53	$2.23	$2.47

Corn cost – CBOT equivalent	$4.84	$6.55	$4.67	$6.85
Average basis	1.13	1.41	1.20	1.30
Delivered corn cost	$5.97	$7.96	$5.87	$8.15

Total co-product tons sold (in thousands)	373.9	337.4	715.8	638.3
Co-product return % (1)	39.5%	27.6%	35.3%	27.9%

________________

(1) Co-product revenue as a percentage of delivered cost of corn.

####

10